------                                              --------------------------
FORM 4                                                     OMB APPROVAL
------                                              --------------------------
[ ] CHECK THIS BOX IF NO                            OMB Number:      3235-0287
    LONGER SUBJECT TO                               Expires:  January 31, 2005
    SECTION 16. FORM 4                              Estimated average burden
    OR FORM 5 OBLIGATIONS                           hours per response.... 0.5
    MAY CONTINUE. SEE                               --------------------------
    INSTRUCTION 1(b).



                                                U.S. SECURITIES AND EXCHANGE COMMISSION
                                                        WASHINGTON, DC 20549

                                           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person* |2. Issuer Name and Ticker or Trading Symbol      |6. Relationship of Reporting Person(s)
                                         |                                                 |      to Issuer (Check all applicable)
Pulitzer       Michael              E    |   Pulitzer Inc. (PTZ)                           |       X   Director     X  10% Owner
-------------------------------------------------------------------------------------------|     -----            -----
(Last)         (First)           (Middle)|3. I.R.S. Identification  | 4. Statement for     |           Officer (give title below)
                                         |   Number of              |    Month/Day/Year    |     -----
                                         |   Reporting Person,      |                      |           Other (specify below)
                                         |   if an entity           |    08/2002           |     -----
900 North Tucker Boulevard               |   (voluntary)            |                      |
-----------------------------------------|                          |----------------------|--------------------------------------
               (Street)                  |                          | 5. If Amendment,     |7. Individual or Joint/Group Filing
                                         |                          |    Date of Original  |   (Check Applicable Line)
                                         |                          |    (Month/Day/Year)  | X  Form filed by One Reporting Person
St. Louis        MO               63101  |                          |                      | --
-----------------------------------------|                          |                      |    Form filed by More than One
(City)          (State)          (Zip)   |                          |                      | -- Reporting Person
                                         |                          |                      |
------------------------------------------------------------------------------------------------------------------------------------
                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of    |2. Transaction| 2A. Deemed       | 3. Transaction|4. Securities Acquired (A)| 5. Amount of    |6. Owner- |7. Nature
   Security    |   Date       |     Execution    |    Code       |   or Disposed of (D)     | Securities      | ship     | of
   (Instr. 3)  |              |     Date, if     |    (Instr. 8) |   (Instr. 3, 4 and 5)    | Beneficially    | Form:    | Indirect
               |              |     any          |               |                          | Owned           | Direct   | Bene-
               |              |                  |---------------|--------------------------| Following       | (D) or   | ficial
               |              |                  |       |       |         |  (A) |         | Reported        | Indirect | Owner-
               |  (Month/Day/ |     (Month/Day/  |       |       |         |  or  |         | Transactions(s) | (I)      | ship
               |   Year)      |     Year         |  Code |  V    | Amount  |  (D) |  Price  | (Instr. 3 and 4)|(Instr. 4)|(Instr. 4)
---------------|--------------|------------------|-------|-------|---------|------|---------|-----------------|----------|----------
Common Stock,  |              |                  |       |       |         |      |         |                 |          |
$.01 par value | 08/01/2002   |                  |   S   |       | 1,000   |   D  |$46.72(1)|                 |    D     |
---------------|--------------|------------------|-------|-------|---------|------|---------|-----------------|----------|----------
Common Stock,  |              |                  |       |       |         |      |         |                 |          |
$.01 par value | 08/02/2002   |                  |   S   |       | 1,000   |   D  |$45.77(1)|                 |    D     |
---------------|--------------|------------------|-------|-------|---------|------|---------|-----------------|----------|----------
Common Stock,  |              |                  |       |       |         |      |         |                 |          |
$.01 par value | 08/05/2002   |                  |   S   |       | 1,000   |   D  |$43.99(1)|                 |    D     |
---------------|--------------|------------------|-------|-------|---------|------|---------|-----------------|----------|----------
Common Stock,  |              |                  |       |       |         |      |         |                 |          |
$.01 par value | 08/06/2002   |                  |   S   |       | 1,000   |   D  |$42.57(1)|                 |    D     |
---------------|--------------|------------------|-------|-------|---------|------|---------|-----------------|----------|----------
Common Stock,  |              |                  |       |       |         |      |         |                 |          |
$.01 par value | 08/07/2002   |                  |   S   |       | 1,000   |   D  |$43.98(1)|                 |    D     |
---------------|--------------|------------------|-------|-------|---------|------|---------|-----------------|----------|----------
Common Stock,  |              |                  |       |       |         |      |         |                 |          |
$.01 par value | 08/08/2002   |                  |   S   |       | 1,000   |   D  |$43.17(1)|                 |    D     |
---------------|--------------|------------------|-------|-------|---------|------|---------|-----------------|----------|----------
Common Stock,  |              |                  |       |       |         |      |         |                 |          |
$.01 par value | 08/09/2002   |                  |   S   |       | 1,000   |   D  |$44.37(1)|                 |    D     |
-----------------------------------------------------------------------------------------------------------------------------------


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative  | 2. Conver-  |3. Trans-|3A. Deemed  |4. Trans-   |5. Number of      |6.  Date Exer-  |7. Title and Amount |
   Security             |    sion or  |   action|    Execu-  |   action   |   Derivative     |    cisable and |   of Underlying    |
   (Instr. 3)           |    Exercise |   Date  |    tion    |   Code     |   Securities Ac- |    Expiration  |   Securities       |
                        |    Price of |  (Month/|    Date, if|  (Instr. 8)|   quired (A) or  |    Date        |   (Instr. 3 and 4) |
                        |    Deriv-   |   Day/  |    any     |            |   Disposed of (D)|    (Month/Day/ |                    |
                        |    ative    |   Year) |    (Month/ |            |   (Instr. 3, 4   |    Year)       |                    |
                        |    Security |         |    Day/    |            |   and 5)         |                |                    |
                        |             |         |    Year)   |            |                  |-------------------------------------|
                        |             |         |            |            |                  |Date   |Expira- |        | Amount or |
                        |             |         |            |-------------------------------|Exer-  |tion    |  Title | Number of |
                        |             |         |            |  Code |V   | (A)    |(D)      |cisable|Date    |        | Shares    |
------------------------|-------------|---------|------------|-------|----|--------|---------|-------|--------|--------|-----------|
                        |             |         |            |       |    |        |         |       |        |        |           |
                        |             |         |            |       |    |        |         |       |        |        |           |
------------------------|-------------|---------|------------|-------|----|--------|---------|-------|--------|--------|-----------|
                        |             |         |            |       |    |        |         |       |        |        |           |
------------------------|-------------|---------|------------|-------|----|--------|---------|-------|--------|--------|-----------|
                        |             |         |            |       |    |        |         |       |        |        |           |
------------------------|-------------|---------|------------|-------|----|--------|---------|-------|--------|--------|-----------|
                        |             |         |            |       |    |        |         |       |        |        |           |
------------------------|-------------|---------|------------|-------|----|--------|---------|-------|--------|--------|-----------|
                        |             |         |            |       |    |        |         |       |        |        |           |
------------------------|-------------|---------|------------|-------|----|--------|---------|-------|--------|--------|-----------|
                        |             |         |            |       |    |        |         |       |        |        |           |
------------------------|-------------|---------|------------|-------|----|--------|---------|-------|--------|--------|-----------|
                        |             |         |            |       |    |        |         |       |        |        |           |
------------------------------------------------------------------------------------------------------------------------------------
------------|----------------------------------------------------------------------------
8. Price    |9. Number of      |    10. Ownership Form  |         11. Nature of
   of       |   Derivative     |        of Derivative   |             Indirect
   Deriv-   |   Securities     |        Securities      |             Beneficial
   ative    |   Beneficially   |        Beneficially    |             Ownership
   Secur-   |   Owned Following|        Owned at End    |             (Instr. 4)
   ity      |   Reported       |        of Month        |
  (Instr. 5)|   Transaction(s) |        (Instr. 4)      |
            |   (Inst. 4)      |                        |
------------|------------------|------------------------|--------------------------------
            |                  |                        |
------------|------------------|------------------------|--------------------------------
            |                  |                        |
------------|------------------|------------------------|--------------------------------
            |                  |                        |
------------|------------------|------------------------|--------------------------------
            |                  |                        |
------------|------------------|------------------------|--------------------------------
            |                  |                        |
------------|------------------|------------------------|--------------------------------
            |                  |                        |
-----------------------------------------------------------------------------------------
Explanation of Responses:

  NOTE 1: TABLE I. ITEM 4.
          Average price.

  NOTE 2: TABLE I. ITEM 1.
          Class B Common Stock which is convertible at any time, on a share-for-share basis, into Common Stock. Mr. Pulitzer may be deemed a "10% Owner" by virtue of the fact that he shares voting power with respect to 11,304,280 shares of Class B
          Common Stock held by the 1999 Pulitzer Inc. Voting Trust, of which he is a trustee.

  NOTE 3: TABLE I. ITEM 3.
          The reporting person converted these shares of Class B Common Stock into the same number of shares of Common Stock and withdrew those shares from the voting trust described in Note 2.

  NOTE 4: TABLE I. ITEM 7.
          Right to acquire upon conversion of 1,657,646 shares (after conversion of the 54,000 shares on August 16, 2002) of Class
          B Common Stock held in the voting trust described in Note 2. Of these 1,657,646 shares indirectly owned by Michael E.
          Pulitzer, 1,568,696 shares are held by a Trust for the benefit of Mr. Pulitzer under a Trust Agreement dated as of March
          22, 1982; 46,170 shares are held by a Trust for the benefit of Mr. Pulitzer under a Trust Agreement dated as of August
          16, 1983; and 42,780 shares are held by The Ceil and Michael E. Pulitzer Foundation, Inc., a charitable foundation of which Mr. Pulitzer is a trustee, Mr. Pulitzer disclaims beneficial ownership of these 42,780 shares.

  NOTE 5: TABLE I. ITEM 5.
          These shares are respectively held by the trusts and foundation referred to in Note 4.


                                                                                        /s/ JAMES V. MALONEY                08/30/02
                                                                              -----------------------------------------     --------
                                                                              Signature of Reporting Attorney-in-Fact**       Date

    Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*   If the form is filed by more than one reporting person, see Instruction 4(b)(v).

**  Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


    Note: File three copies of this form, one of which must be manually signed.
    If space is insufficient, see Instruction 6 for procedure.


                                                                                                             Page 2

                           (Print or Type Responses)

------                                              --------------------------
FORM 4                                                     OMB APPROVAL
------                                              --------------------------
[ ] CHECK THIS BOX IF NO                            OMB Number:      3235-0287
    LONGER SUBJECT TO                               Expires:  January 31, 2005
    SECTION 16. FORM 4                              Estimated average burden
    OR FORM 5 OBLIGATIONS                           hours per response.... 0.5
    MAY CONTINUE. SEE                               --------------------------
    INSTRUCTION 1(b).



                                                U.S. SECURITIES AND EXCHANGE COMMISSION
                                                        WASHINGTON, DC 20549

                                           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person* |2. Issuer Name and Ticker or Trading Symbol      |6. Relationship of Reporting Person(s)
                                         |                                                 |      to Issuer (Check all applicable)
 Pulitzer      Michael             E     |   Pulitzer Inc. (PTZ)                           |       X   Director     X  10% Owner
-------------------------------------------------------------------------------------------|     -----            -----
(Last)         (First)           (Middle)|3. I.R.S. Identification  | 4. Statement for     |           Officer (give title below)
                                         |   Number of              |    Month/Day/Year    |     -----
                                         |   Reporting Person,      |                      |           Other (specify below)
                                         |   if an entity           |                      |     -----
  900 North Tucker Boulevard             |   (voluntary)            |  08/2002             |
-----------------------------------------|                          |----------------------|--------------------------------------
               (Street)                  |                          | 5. If Amendment,     |7. Individual or Joint/Group Filing
                                         |                          |    Date of Original  |   (Check Applicable Line)
                                         |                          |    (Month/Day/Year)  | X  Form filed by One Reporting Person
 St. Louis        MO             63101   |                          |                      | --
-----------------------------------------|                          |                      |    Form filed by More than One
(City)          (State)          (Zip)   |                          |                      | -- Reporting Person
                                         |                          |                      |
------------------------------------------------------------------------------------------------------------------------------------
                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of    |2. Transaction| 2A. Deemed       | 3. Transaction|4. Securities Acquired (A)| 5. Amount of    |6. Owner- |7. Nature
   Security    |   Date       |     Execution    |    Code       |   or Disposed of (D)     | Securities      |   ship   | of
   (Instr. 3)  |              |     Date, if     |    (Instr. 8) |   (Instr. 3, 4 and 5)    | Beneficially    | Form:    | Indirect
               |              |     any          |               |                          | Owned           | Direct   | Bene-
               |              |                  |---------------|--------------------------| Following       | (D) or   | ficial
               |              |                  |       |       |         |  (A)  |        | Reported        | Indirect | Owner-
               |  (Month/Day/ |     (Month/Day/  |       |       |         |  or   |        | Transactions(s) | (I)      | ship
               |   Year)      |     Year         |  Code |  V    | Amount  |  (D)  |  Price | (Instr. 3 and 4)|(Instr. 4)|(Instr. 4)
---------------|--------------|------------------|-------|-------|---------|-------|--------|-----------------|----------|----------
Common Stock,  |              |                  |       |       |         |       |$44.55  |                 |          |
$.01 par value |   08/12/2002 |                  |   S   |       | 1,000   |   D   |(1)     |                 |   D      |
---------------|--------------|------------------|-------|-------|---------|-------|--------|-----------------|----------|----------
Common Stock,  |              |                  |       |       |         |       |$43.75  |                 |          |
$.01 par value |   08/13/2002 |                  |   S   |       | 1,000   |   D   |(1)     |                 |   D      |
---------------|--------------|------------------|-------|-------|---------|-------|--------|-----------------|----------|----------
Common Stock,  |              |                  |       |       |         |       |$43.55  |                 |          |
$.01 par value |   08/14/2002 |                  |   S   |       | 1,000   |   D   |(1)     |                 |   D      |
---------------|--------------|------------------|-------|-------|---------|-------|--------|-----------------|----------|----------
Common Stock,  |              |                  |       |       |         |       |$44.90  |                 |          |
$.01 par value |   08/15/2002 |                  |   S   |       | 1,000   |   D   |(1)     |                 |   D      |
---------------|--------------|------------------|-------|-------|---------|-------|--------|-----------------|----------|----------
Class B Common |              |                  |       |       |         |       |        |                 |          |
Stock, $.01 par|              |                  |       |       |         |       |        |                 |          |
value (2)      |   08/16/2002 |                  |   Z(3)|   V   | 54,000  |   D   |  N/A   |                 |   I      |    (4)
---------------|--------------|------------------|-------|-------|---------|-------|--------|-----------------|----------|----------
Common Stock,  |              |                  |       |       |         |       |        |                 |          |
$.01 par value |   08/16/2002 |                  |   Z(3)|   V   | 54,000  |   A   |  N/A   |                 |   D      |
---------------|--------------|------------------|-------|-------|---------|-------|--------|-----------------|----------|----------
Common Stock,  |              |                  |       |       |         |       |$45.55  |                 |          |
$.01 par value |   08/19/2002 |                  |   S   |       | 1,000   |   D   |(1)     |                 |   D      |
------------------------------------------------------------------------------------------------------------------------------------


------                                              --------------------------
FORM 4                                                     OMB APPROVAL
------                                              --------------------------
[ ] CHECK THIS BOX IF NO                            OMB Number:      3235-0287
    LONGER SUBJECT TO                               Expires:  January 31, 2005
    SECTION 16. FORM 4                              Estimated average burden
    OR FORM 5 OBLIGATIONS                           hours per response.... 0.5
    MAY CONTINUE. SEE                               --------------------------
    INSTRUCTION 1(b).



                                                U.S. SECURITIES AND EXCHANGE COMMISSION
                                                        WASHINGTON, DC 20549

                                           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person* |2. Issuer Name and Ticker or Trading Symbol      |6. Relationship of Reporting Person(s)
                                         |                                                 |      to Issuer (Check all applicable)
Pulitzer       Michael              E    |   Pulitzer Inc. (PTZ)                           |       X   Director     X  10% Owner
-------------------------------------------------------------------------------------------|     -----            -----
(Last)         (First)           (Middle)|3. I.R.S. Identification  | 4. Statement for     |           Officer (give title below)
                                         |   Number of              |    Month/Day/Year    |     -----
                                         |   Reporting Person,      |                      |           Other (specify below)
                                         |   if an entity           |                      |     -----
900 North Tucker Boulevard               |   (voluntary)            |   08/2002            |
-----------------------------------------|                          |----------------------|--------------------------------------
               (Street)                  |                          | 5. If Amendment,     |7. Individual or Joint/Group Filing
                                         |                          |    Date of Original  |   (Check Applicable Line)
                                         |                          |    (Month/Day/Year)  | X  Form filed by One Reporting Person
St. Louis          MO            63101   |                          |                      | --
-----------------------------------------|                          |                      |    Form filed by More than One
(City)          (State)          (Zip)   |                          |                      | -- Reporting Person
                                         |                          |                      |
------------------------------------------------------------------------------------------------------------------------------------
                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of    |2. Transaction| 2A. Deemed       | 3. Transaction|4. Securities Acquired (A)| 5. Amount of    |6. Owner- |7. Nature
   Security    |   Date       |     Execution    |    Code       |   or Disposed of (D)     | Securities      |   ship   | of
   (Instr. 3)  |              |     Date, if     |    (Instr. 8) |   (Instr. 3, 4 and 5)    | Beneficially    | Form:    | Indirect
               |              |     any          |               |                          | Owned           | Direct   | Bene-
               |              |                  |---------------|--------------------------| Following       | (D) or   | ficial
               |              |                  |       |       |         |  (A) |         | Reported        | Indirect | Owner-
               |  (Month/Day/ |     (Month/Day/  |       |       |         |  or  |         | Transactions(s) | (I)      | ship
               |   Year)      |     Year         |  Code |  V    | Amount  |  (D) |  Price  | (Instr. 3 and 4)|(Instr. 4)|(Instr. 4)
---------------|--------------|------------------|-------|-------|---------|------|---------|-----------------|----------|----------
Common Stock,  |              |                  |       |       |         |      |         |                 |          |
$.01 par value | 08/20/2002   |                  |   S   |       | 1,000   |   D  |$45.80(1)|                 |    D     |
---------------|--------------|------------------|-------|-------|---------|------|---------|-----------------|----------|----------
Common Stock,  |              |                  |       |       |         |      |         |                 |          |
$.01 par value | 08/21/2002   |                  |   S   |       | 1,000   |   D  |$45.30(1)|                 |    D     |
---------------|--------------|------------------|-------|-------|---------|------|---------|-----------------|----------|----------
Common Stock,  |              |                  |       |       |         |      |         |                 |          |
$.01 par value | 08/22/2002   |                  |   S   |       | 1,000   |   D  |$46.20(1)|                 |    D     |
---------------|--------------|------------------|-------|-------|---------|------|---------|-----------------|----------|----------
Common Stock,  |              |                  |       |       |         |      |         |                 |          |
$.01 par value | 08/23/2002   |                  |   S   |       | 1,000   |   D  |$45.70(1)|                 |    D     |
---------------|--------------|------------------|-------|-------|---------|------|---------|-----------------|----------|----------
Common Stock,  |              |                  |       |       |         |      |         |                 |          |
$.01 par value | 08/26/2002   |                  |   S   |       | 1,000   |   D  |$45.10(1)|                 |    D     |
---------------|--------------|------------------|-------|-------|---------|------|---------|-----------------|----------|----------
Common Stock,  |              |                  |       |       |         |      |         |                 |          |
$.01 par value | 08/27/2002   |                  |   S   |       | 1,000   |   D  |$45.75(1)|                 |    D     |
---------------|--------------|------------------|-------|-------|---------|------|---------|-----------------|----------|----------
Common Stock,  |              |                  |       |       |         |      |         |                 |          |
$.01 par value | 08/28/2002   |                  |   S   |       | 1,000   |   D  |$44.50(1)|                 |    D     |
------------------------------------------------------------------------------------------------------------------------------------


------                                              --------------------------
FORM 4                                                     OMB APPROVAL
------                                              --------------------------
[ ] CHECK THIS BOX IF NO                            OMB Number:      3235-0287
    LONGER SUBJECT TO                               Expires:  January 31, 2005
    SECTION 16. FORM 4                              Estimated average burden
    OR FORM 5 OBLIGATIONS                           hours per response.... 0.5
    MAY CONTINUE. SEE                               --------------------------
    INSTRUCTION 1(b).



                                                U.S. SECURITIES AND EXCHANGE COMMISSION
                                                        WASHINGTON, DC 20549

                                           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person* |2. Issuer Name and Ticker or Trading Symbol      |6. Relationship of Reporting Person(s)
                                         |                                                 |      to Issuer (Check all applicable)
Pulitzer      Michael               E    |   Pulitzer Inc. (PTZ)                           |       X   Director     X  10% Owner
-------------------------------------------------------------------------------------------|     -----            -----
(Last)         (First)           (Middle)|3. I.R.S. Identification  | 4. Statement for     |           Officer (give title below)
                                         |   Number of              |    Month/Day/Year    |     -----
                                         |   Reporting Person,      |                      |           Other (specify below)
                                         |   if an entity           |                      |     -----
900 North Tucker Boulevard               |   (voluntary)            |    08/2002           |
-----------------------------------------|                          |----------------------|--------------------------------------
               (Street)                  |                          | 5. If Amendment,     |7. Individual or Joint/Group Filing
                                         |                          |    Date of Original  |   (Check Applicable Line)
                                         |                          |    (Month/Day/Year)  | X  Form filed by One Reporting Person
St. Louis          MO            63101   |                          |                      | --
-----------------------------------------|                          |                      |    Form filed by More than One
(City)          (State)          (Zip)   |                          |                      | -- Reporting Person
                                         |                          |                      |
------------------------------------------------------------------------------------------------------------------------------------
                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of    |2. Transaction| 2A. Deemed       | 3. Transaction|4. Securities Acquired (A)| 5. Amount of    |6. Owner- |7. Nature
   Security    |   Date       |     Execution    |    Code       |   or Disposed of (D)     | Securities      |   ship   | of
   (Instr. 3)  |              |     Date, if     |    (Instr. 8) |   (Instr. 3, 4 and 5)    | Beneficially    | Form:    | Indirect
               |              |     any          |               |                          | Owned           | Direct   | Bene-
               |              |                  |---------------|--------------------------| Following       | (D) or   | ficial
               |              |                  |       |       |         |  (A) |         | Reported        | Indirect | Owner-
               |  (Month/Day/ |     (Month/Day/  |       |       |         |  or  |         | Transactions(s) | (I)      | ship
               |   Year)      |     Year         |  Code |  V    | Amount  |  (D) |  Price  | (Instr. 3 and 4)|(Instr. 4)|(Instr. 4)
---------------|--------------|------------------|-------|-------|---------|------|---------|-----------------|----------|----------
Common Stock,  |              |                  |       |       |         |      |         |                 |          |
$.01 par value | 08/29/2002   |                  |   S   |       | 1,000   |   D  |$44.05(1)|                 |    D     |
---------------|--------------|------------------|-------|-------|---------|------|---------|-----------------|----------|----------
Common Stock,  |              |                  |       |       |         |      |         |                 |          |
$.01 par value | 08/30/2002   |                  |   S   |       | 1,000   |   D  |$44.80(1)|     45,000      |    D     |
---------------|--------------|------------------|-------|-------|---------|------|---------|-----------------|----------|----------
Class B        |              |                  |       |       |         |      |         |                 |          |
Common Stock,  |              |                  |       |       |         |      |         |                 |          |
$.01 par value |              |                  |       |       |         |      |         |     1,657,646   |          |
(2)            |              |                  |       |       |         |      |         |        (5)      |    I     |   (4)
---------------|--------------|------------------|-------|-------|---------|------|---------|-----------------|----------|----------
Class B        |              |                  |       |       |         |      |         |                 |          |
Common Stock,  |              |                  |       |       |         |      |         |                 |          |
$.01 par value |              |                  |       |       |         |      |         |                 |          |   By
(2)            |              |                  |       |       |         |      |         |        500      |    I     | Spouse
---------------|--------------|------------------|-------|-------|---------|------|---------|-----------------|----------|----------
               |              |                  |       |       |         |      |         |                 |          |
---------------|--------------|------------------|-------|-------|---------|------|---------|-----------------|----------|----------
               |              |                  |       |       |         |      |         |                 |          |
---------------|--------------|------------------|-------|-------|---------|------|---------|-----------------|----------|----------
               |              |                  |       |       |         |      |         |                 |          |
------------------------------------------------------------------------------------------------------------------------------------
